Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 (No. 333-256448) of Oncotelic Therapeutics, Inc. of our report dated April 15, 2025, relating to the consolidated financial statements of Oncotelic Therapeutics, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Oncotelic Therapeutics, Inc..) for the years ended December 31, 2024 and 2023. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement.

Rose, Snyder, Jacobs LLP
Encino, CA

April 15, 2025